Exhibit 10.28

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

IVD PRODUCTS PATENT LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into effective as of the this July 1, 2004, by and between Cepheid, a California corporation with its principal place of business at 904 Caribbean Drive, Sunnyvale, California 94089-1189 (“CEPHEID”) and F. Hoffmann-La Roche Ltd, a Swiss limited liability company with its principal place of business at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (“Roche/Basel”), on behalf of itself and Roche Molecular Systems, Inc., a Delaware corporation with its principal place of business at 4300 Hacienda Drive, Pleasanton, California 94588 USA (“Roche/USA”) (Roche/Basel and Roche/USA shall hereinafter be referred to collectively (or separately as the context requires) as “Roche”) (hereinafter CEPHEID and Roche may separately be referred to as a “Party” or collectively referred to as “the Parties”).

RECITALS

WHEREAS, Roche/Basel owns or controls all right, title and interest in and to, or has the right to sublicense, certain patents and patent applications outside of the United States the claims of which are directed to aspects of nucleic acid amplification technology and Roche/USA owns or controls all right, title and interest in and to, or has the right to sublicense, corresponding patents and patent applications in the United States;

WHEREAS, CEPHEID is interested in acquiring a worldwide license from Roche under certain of Roche’s patents for the purpose of developing and commercializing PCR based in vitro human diagnostic products for use in clinical diagnostic testing;

WHEREAS, Roche is willing to grant such license to CEPHEID upon the terms and conditions set forth below; and

NOW THEREFORE, for and in consideration of the covenants and undertakings hereinafter set forth, CEPHEID and Roche hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to other terms defined elsewhere herein, the following terms shall have the following meanings when used herein (any term defined in the singular shall have the same meaning when used in the plural and vice versa, unless stated otherwise):

1.1          “Affiliate” means: (i) an organization, which directly or indirectly controls either Party; or (ii) an organization, which is directly or indirectly controlled by either Party; or (iii) an organization, which is controlled, directly or indirectly, by the ultimate parent company of either Party. For purposes of this Section, control is defined as owning fifty percent (50%) or more of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. The term “Affiliate” of Roche shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. or Chugai Pharmaceutical Co., Ltd, 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan.

1.2          “CEPHEID Sellers” means CEPHEID and its Affiliates and Distributors.

1.3          “Complete Diagnostic Kit” means a product dedicated for use in connection with the practice of PCR in the In Vitro Human Diagnostics Field (it being understood that a product shall be deemed to be so dedicated if it is either: (i) a product having a package insert indicating its use primarily in connection with the practice of PCR; or (ii) a product which by virtue of its design, operation or construction has no other substantial practical utility), and which product is comprised of, at a minimum, the essential active reagents for amplification and detection of a target nucleic acid in the In Vitro Human Diagnostics Field. For purposes of this Agreement, CEPHEID shall only convey the necessary rights for End-Users to perform PCR in the In Vitro Human Diagnostics Field with the Sale of a Complete Diagnostic Kit.

1.4          “Component System” means any kit, reagent or group of reagents Sold together or separately, which will provide an End-User customer with the essential active reagents necessary to perform one or more of the following processes in connection with the practice of PCR:

(a)           Sample preparation, that is, the treatment of a sample in order to render a nucleic acid therein amplifiable: such a Component System may have as its essential active reagents, for example, the cell lysing, stabilization and/or precipitation reagents essential to expose and prepare DNA for amplification;

(b)           The amplification of one or more designated nucleic acid sequences: such a Component System may have as its essential active reagents, for example, the oligonucleotides and/or nucleotides, enzymes, buffers and associated co-reactants essential to perform amplification of nucleic acid using PCR; and/or

(c)           Detection, that is, the treatment or modification of an amplified nucleic acid so as to render it detectable, identifiable and/or quantifiable: such a Component System may include labeled primers, probes, fluorescent intercalating or tagging agents, and any device provided therewith to enable the detection, identification or quantification of the nucleic acid.

1.5          “Diagnostic Services” means any use of PCR as a testing service to provide to a Person data, results or interpretations of any application of PCR for purposes of therapy or diagnosis of a human being, including, without limitation, clinical laboratory services, whether or not a fee is charged for such services.

1.6          “Distributors” means the distributors performing a bona fide distribution function to which CEPHEID or any of its Affiliates grants the right to Sell Licensed Products. CEPHEID’s Affiliates shall not be deemed to be “Distributors” for purposes of this Agreement.

1.7          “Effective Date” means the date set forth in the preamble to this Agreement.

1.8          “End-Users” means the customers, such as doctors, hospitals and testing and research institutions which perform PCR (including Diagnostic Services), and clinical and other laboratories, purchasing and using Licensed Products.

1.9          [***]

1.10        “Instrument” means an electrical, mechanical or electro-mechanical device that is intended to be used in connection with the practice of PCR.

1.11        [***]

1.12        “Licensed Patents” means the Valid Claims contained in the United States Patents set forth in Appendix 1 to this Agreement, including any divisional, continuation (but not continuations-in part claiming patentably distinct subject matter), reissue, and re-exam, and corresponding foreign patents and patent applications.

1.13        “Licensed Product” means a product for use in the In Vitro Human Diagnostics Field, the manufacture, importation, use, offer for Sale or Sale of which would infringe a Valid Claim of Licensed Patents, made by or specifically for CEPHEID or any of its Affiliates only pursuant to CEPHEID’s or its Affiliates specifications, which is any of the following or a combination of any of the following:

(a)           Complete Diagnostic Kit;

(b)           A reagent, accessory, device or system which is used or Sold to be used by End-Users in connection with the practice of PCR, including the steps of sample preparation, amplification and detection;

(c)           A Component System; and/or

(d)           Reagents Sold to be used by End-Users as replacement components in regard to a Component System.

Licensed Products include Not Yet Approved or Not Yet Registered In Vitro Human Diagnostics Products.

1.14        “Net Sales” has the meaning set forth in Article 3 herein.

1.15        “Not Yet Approved or Not Yet Registered In Vitro Human Diagnostics Products” means Complete Diagnostic Kits and/or Component Systems which are Sold to End-Users who use them for diagnostic purposes and/or health care of a human subject and whose use is, in countries with an approval or registration process, Not Yet Approved by a regulatory agency having jurisdiction over the Sale of such products regardless of whether the labeling and/or other written materials accompanying such products contain recommendations and/or instructions for such use. In countries without an approval or registration process, the labeling has to clearly identify the intended use of the product (e.g. for In Vitro Diagnostic Use). The Parties agree that regulatory submissions for Not Yet Approved or Not Yet Registered In Vitro Human Diagnostic Products shall, in countries with an approval or registration process, be filed not more than twenty-four (24) months after the first commercial Sale of such Not Yet Approved or Not Yet Registered In Vitro Human Diagnostic Product.

1.16        “PCR” means the polymerase chain reaction process and technology involving the amplification of a nucleic acid sequence and the complement of that sequence by repeated cycles of oligonucleotide mediated, template directed synthesis involving the extension of a component primer oligonucleotide by incorporation of monomeric nucleotide triphosphates whereby the sequence, its complement and subsequent synthetic copies thereof are repeatedly separated and used as templates for further cycles of synthesis.

1.17        “PCR Related Invention” means any process, method, test, kit, reagent and/or group of reagents for performing or, by virtue of its design, operation and/or construction, has no other substantial practical utility than for performing, one or more of the following operations in connection with the practice of PCR:

(a)           Sample collection, preparation, transport and/or isolation of nucleic acid sequences from a sample, that is, the treatment of a sample in order to render a nucleic acid therein amplifiable and/or detectable, which may have as its essential active reagents, for example, the cell lysing, stabilization and/or precipitation reagents essential to expose and prepare DNA for amplification and/or detection; and/or

(b)           The amplification of one or more designated nucleic acid sequences using PCR, which may have as its essential active reagents, for example, the oligonucleotides and/or nucleotides, enzymes, buffers and associated co-reactants essential to perform amplification of nucleic acid using PCR; and/or

(c)           Detection, that is, the treatment or modification of nucleic acid amplified using PCR so as to render it detectable, identifiable and/or quantifiable: which may include as its essential active reagents labeled primers, probes (including binding partners or reporter molecules), and fluorescent intercalating or tagging agents; and/or

(d)           The synthesis, purification, labeling, and/or immobilization of nucleic acid probes used in PCR (i.e., one or more compounds that is/are: (y) composed of one or more nucleotides or analogs thereof; or (z) capable of binding with one or more nucleotides or analogs thereof); and/or

(e)           The control of contamination.

1.18        “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization

1.19        “Reagent Agreement Plan” or “RAP” means a program (whether known as a Reagent Agreement Plan, Reagent Rental Plan or other successor or similar plan) for the Sale of one or more Component Systems in conjunction with the supply of an Instrument whereby the price for such Royalty Product includes the acquisition cost or leasing cost of an Instrument, the cost of servicing such Instrument, interest charged for the financing of such Instrument and/or other items of cost recovery in connection with the supply of such Instrument.

1.20        “Research Collaborator of CEPHEID” means a Third Party solely performing research and development for CEPHEID and/or its Affiliates under a contract with CEPHEID and/or any of its Affiliates, which contract:

(a)           Provides that the work performed by such Third Party under the contract is directed toward the development of Licensed Products;

(b)           Requires that the work performed under the contract be in accordance with a protocol which is a part of the contract; and

(c)           Provides that all reagents necessary to perform the work under the contract are supplied free of charge by CEPHEID or its Affiliates and requires that such reagents may be used only for the purposes of the protocol and that any reagents not consumed in performing the work under the contract either be returned to CEPHEID and its Affiliates or be disposed of as laboratory waste.

1.21        “Roche Patented Enzyme” means any enzyme the manufacture, use or Sale of which would infringe a Valid Claim of a Roche patent, provided that such Valid Claim covers a composition of matter claim.

1.22        “Royalty Payment Period” means the period beginning on the Effective Date and ending on the expiration of the current calendar quarter and each calendar quarterly period thereafter.

1.23        “Royalty Product” means any Licensed Product Sold for use in the In Vitro Human Diagnostics Field and any Instrument, accessory, device or system made by or for

CEPHEID or any of its Affiliates and Sold (whether or not pursuant to or in connection with a RAP) for use in the In Vitro Human Diagnostics Field.

1.24        “Sale” means the act of selling, leasing or otherwise placing or distributing (including by means of Reagent Agreement Plans, if applicable).

1.25        “Sell” means to make or cause to be made a Sale.

1.26        “Sold” means to have made or caused to be made a Sale.

1.27        “Territory” means all countries of the world.

1.28        “Third Party” means any Person that is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement.

1.29        “United States” or “U.S.” means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

1.30        “Valid Claim” means, in any country, the claim of a patent or pending patent application which (a) has not expired, (b) has not been disclaimed, or (c) has not been revoked, held invalid or otherwise declared unenforceable by a tribunal of competent jurisdiction over such claim in such country from which no further appeal may be taken.

ARTICLE 2

GRANTS

2.1          License Grants By Roche To CEPHEID.

(a)           Subject to the terms and conditions of this Agreement, including the limitations set forth at Section 2.2 and the payment provisions set forth at Article 4, Roche grants to CEPHEID and its Affiliates, a non-exclusive license under the Licensed Patents as follows:

(i)            to make, have made, import, use, offer to Sell and Sell Licensed Products in the In Vitro Human Diagnostics Field in the Territory, and authorize End-Users to perform Diagnostic Services using such Licensed Products in processes covered by the Licensed Patents in accordance with the label license provided with the purchase of such Licensed Products as set forth in Article 5 below (the “Label License”).

(ii)           to grant a limited, non-transferable, royalty free sublicense under the Licensed Patents to Research Collaborators of CEPHEID and/or its Affiliates to practice PCR under their respective contracts with CEPHEID and/or its Affiliates, in accordance with the terms and conditions of this Agreement, solely for purposes of doing applied research and development for CEPHEID and/or its Affiliates of Licensed Products to be Sold in the In Vitro Human Diagnostics Field in accordance with the other terms and conditions of this Agreement; and

(iii)         to use PCR technology for the research, development, improvement and quality control and quality assurance of Licensed Products, in each case by CEPHEID and its Affiliates, internally, for Sale in the In Vitro Human Diagnostics Field.

2.2          Restrictions.  Notwithstanding Section 2.1 or any other term or condition of this Agreement, CEPHEID understands and agrees that the licenses set forth in this Agreement to CEPHEID and its Affiliates shall not include:

(a)           the right to grant sublicenses or to convey any implied licenses, except to the limited extent expressly provided in 2.1(ii) and Article 5;

(b)           the right to Sell Roche Patented Enzymes other than as replacement enzymes for use with Component Systems made by or for CEPHEID or its Affiliates;

(c)           the right to convey with the Sale of Roche Patented Enzymes, Instrument or other product on a stand-alone basis (i.e. independent of the Sale of a Licensed Product which has a Label License) the right to practice any process, method or test covered by any Valid Claim of any Licensed Patents;

(d)           the right to make or “have made” Roche Patented Enzymes;

(e)           the right to “have made” Licensed Products other than Roche Patented Enzymes by a Third Party unless:

(i)            all of such products so manufactured by such Third Party carry CEPHEID’s or its Affiliates’ own name and only those trademarks, tradenames, brand names and/or labels that CEPHEID is using on such products when Sold by CEPHEID or its Affiliates and, in the event that any such products also carry the name of such Third Party, it shall be only to the effect that such Third Party manufactured such product, or a part thereof, for CEPHEID and is otherwise consistent, including by its size and location, with recognition of the product as an CEPHEID product;

(ii)           all such products so manufactured by such Third Party are purchased by or otherwise transferred to CEPHEID or its Affiliates; and

(iii)         such Third Party manufacturing for CEPHEID shall not otherwise be a Seller or distributor of unlicensed products which infringe Valid Claims of the Licensed Patents.

(f)            the right, under the Licensed Patents for CEPHEID or its Affiliates to perform or otherwise engage in Diagnostic Services, other than clinical trials performed by or on behalf of CEPHEID or its Affiliates for purposes of clinical research and development of Licensed Products or the registration of Licensed Products; and

(g)           the right to convey the necessary rights for End-Users to perform Diagnostic Services under Licensed Patents except in conjunction with the Sale of a Complete Diagnostic Kit.

2.3          No Further Licenses.  The licenses granted herein by Roche to CEPHEID and its Affiliates pursuant to Section 2.1 may be used solely for the purposes expressed in Section 2.1, subject to the restrictions in Section 2.2 and Article 5. Except for such limited grants, no further licenses are granted or given to CEPHEID or any of its Affiliates in or under this Agreement, either expressly, by implication or estoppel.

2.4          Grant Back Licenses.  At the request of Roche, CEPHEID shall enter into good faith negotiations with Roche for a worldwide, royalty-bearing, field-limited, non-exclusive license agreement with respect to CEPHEID patent rights claiming PCR Related Inventions.

2.5          Termination of Licenses to Affiliates.

(a)           Unless terminated sooner pursuant to Section 8.2 herein, the licenses granted herein by Roche to each of CEPHEID’s Affiliates shall terminate immediately with respect to any of CEPHEID’s Affiliates without any notice or action on the part of CEPHEID or Roche if such affiliated corporation or other entity no longer meets the definition of an Affiliate set forth above.

(b)           Upon such termination, all rights granted hereunder to such affiliated corporation or other entity shall terminate immediately, except for the rights and obligations surviving termination set forth in Section 8.3 herein, where applicable, until such time as such affiliated corporation or other entity again meets the definition of an Affiliate set forth above, whereupon such license shall be deemed to be granted anew to such affiliated corporation or other entity.

2.6          Grant of Option to CEPHEID.  Upon payment to Roche the amount of [***] at any time prior to the fifth anniversary of the Effective Date of this Agreement, CEPHEID may elect to modify the definition of “In Vitro Human Diagnostics Field” as set forth in Section 1.11 to delete the following provision: “In no event shall the term In Vitro Human Diagnostics Field include or be construed to include products and processes utilizing PCR for the detection of pathogens for use in blood bank screening and the plasma fractionation industry” with the effect at such time that the field of In Vitro Human Diagnostics will include the detection of pathogens for use in blood bank screening and the plasma fractionation industry.

ARTICLE 3

NET SALES

3.1          Calculation of Net Sales.  Net Sales with respect to the Sale of Royalty Products by an CEPHEID Seller to End-Users shall mean the gross invoice price to End-Users for such Royalty Products, less (1) deductions for allowances, discounts, including cash discounts, and returns all to the extent customarily given in the trade by the CEPHEID Seller (except that discounts, credits or similar allowances provided to purchasers of Royalty Products in consideration of the purchaser’s agreement to purchase non-Royalty Products shall not be deducted), and (2) sales taxes, and duties and transportation, if separately stated on the invoice.

With respect to any Royalty Products used by CEPHEID or any of its Affiliates in connection with (including but not limited to) internal research, development, validation or marketing of any CEPHEID or CEPHEID Affiliate’s products other than a Licensed Product, the Net Sales of such Royalty Products shall be determined based upon the average Selling price of such Royalty Product to all Third Party End-users during the Reporting Period or if no average Selling price of such Royalty Product is available for such period, at a reasonable value based upon the average Selling prices of products available in the marketplace similar to such Royalty Products.

3.2          Distributor Net Sales.  In the event Royalty Products are Sold to Distributors and CEPHEID cannot obtain accurate and complete End-User Sales figures for such Royalty Products, then CEPHEID may use the gross invoice price, less the allowable adjustments as set forth in 3.1 above, multiplied by [***] as the Net Sales for such Royalty Products.

3.3          RAP Sales.  In the case of the Sale under a Reagent Agreement Plan of a Complete Diagnostic Kit or Component System, the Net Sales of such Complete Diagnostic Kit or Component System shall be reduced by a percentage (“RAP Deduction”) to allow for deduction of instrumentation service charges included in such Net Sales, including such charges as interest for the financing of Instruments supplied and the cost of Instrument service. The RAP Deduction (a) shall be determined by CEPHEID according to generally accepted accounting principles prior to the first commercial Sale of such Complete Diagnostic Kit or Component System and shall be subject to the reasonable acceptance of Roche, and (b) shall be adjustable by CEPHEID, but not more than once per calendar year, and shall be subject (prior to its implementation) to the reasonable acceptance of Roche.

3.4          Interaffiliate Transfers.  If CEPHEID transfers any Royalty Products to an Affiliate which becomes the End-User, then the Net Sales of such Royalty Products shall be determined based on the average Selling price of such Royalty Product to all Third Party End-Users during the Royalty Payment Period or, if no average Selling price of such Royalty Product is available for such period, at a reasonable value based upon the average Selling prices of products available in the marketplace similar to such Royalty Product.

3.5          Licensed Products with Multiple Uses.

(a)           Where Royalty Products are Sold for use in connection with the practice of PCR, but are also used by End-Users for purposes other than in connection with the practice of PCR, the Net Sales of such Royalty Product shall be the proportion of the Net Sales thereof equal to the proportion of such Royalty Product’s use in connection with the practice of PCR, provided that CEPHEID reasonably demonstrates to Roche the proportionate uses of such Royalty Product in accordance with generally accepted accounting principles.

(b)           Where the Royalty Product in subsection (a) above is an Instrument which is Sold independently of a Reagent Agreement Plan in a given Royalty Payment Period, then the royalties payable on the Net Sales of such Instruments shall equal the Net Sales of such Instruments multiplied          by the fraction AB where A is the number of assays Sold for use in such Instruments in such period involving the practice of PCR, and B is the aggregate number of assays of all types Sold for use in such Instruments in such period.

ARTICLE 4

CONSIDERATION AND PAYMENTS

4.1          License Fee Due to Roche.  CEPHEID shall pay to Roche a non-refundable, non-creditable total license fee in the amount of [***].

The Basel Fee and the USA Fee shall be paid in US Dollars made by wire transfer to the following accounts:

Basel Fee:

UBS AG, Zurich, Switzerland
To the account of: F. Hoffmann-La Roche Ltd
Account No. 230-10345032.0
SWIFT Code: UBSWCHZH80A
With the reference: Contract No. 12242

USA Fee:

Chase Manhattan Bank of New York
To the account of: Roche Molecular Systems, Inc.
Account No.: 323839657
ABA No.: 021000021
With the reference: Contract No. 12242

4.2          Royalties Due to Roche/Basel.  CEPHEID shall account to and pay to Roche/Basel for each Royalty Payment Period during the term of this Agreement a royalty equal to the percentages, listed below, of the Net Sales of Royalty Products Sold in the countries comprising all European Union Member States and Switzerland, Norway, Liechtenstein and Iceland (“Europe”) for use in connection with the practice of PCR when such practice involves the use of a process, method or composition which is covered by one or more Valid Claims of Licensed Patents:

(a)           [***] until December 31, 2005; and

(b)           [***] thereafter, with expiration of individual Licensed Patents to be considered for the purposes of this Agreement for the sake of convenience to expire on a worldwide basis on the date which constitutes the mid-point between the expiration of the corresponding U.S. and European patents.

4.3          Royalties Due to Roche/USA.  CEPHEID shall account to and pay to Roche/USA for each Royalty Payment Period during the term of this Agreement a royalty equal to the percentages, listed below, of the Net Sales of Royalty Products Sold in the United States for use in connection with the practice of PCR when such practice involves the use of a process, method or composition which is covered by one or more Valid Claims of Licensed Patents:

(a)           [***] until December 31, 2005;

(b)           [***] from January 1, 2006 until December 31, 2010; and

(c)           [***] thereafter, with expiration of individual Licensed Patents to be considered for the purposes of this Agreement for the sake of convenience to expire on a worldwide basis on the date which constitutes the mid-point between the expiration of the corresponding U.S. and European patent.

4.4          Other Royalties to Roche/Basel.  CEPHEID shall account to and pay to Roche/Basel for each Royalty Payment Period during the term of this Agreement a royalty equal to the percentages, listed in Section 4.3 (a), (b) and (c), of the Net Sales of Royalty Products Sold in any country or territory of the world excluding the United States and Europe, for use in connection with the practice of PCR when such practice involves the use of a process, method or composition which is covered by one or more Valid Claims of Licensed Patents.

4.5          Reporting and Payment.

(a)           With respect to the royalties required pursuant to Sections 4.2, 4.3 and 4.4, CEPHEID shall, within sixty (60) days after the close of each Royalty Payment Period, provide to:

KPMG Fides
Steinengraben 5
CH-4003 Basel, Switzerland
To the attention of: Licensing Trustee
Fax: +41 61 286-9401

or another trustee as notified to CEPHEID by Roche/Basel, an account of all Net Sales of such Royalty Products in Europe, in the United States and those countries outside the United States and Europe, and of the royalty due pursuant to Sections 4.2, 4.3 and 4.4 in respect of the preceding Royalty Payment Period, according to the royalty report forms in Appendix 2. Simultaneously, when it delivers such account, CEPHEID shall make payment of the royalty amount shown, as follows:

Credit Suisse, Basel
Switzerland
To the account of: KPMG Fides
Account No.: 0504-920654-62
SWIFT Code: CRESCHZ80A
IBAN: CH79 0050 4092 0654 6200 0

(b)           The royalties due by CEPHEID to Roche pursuant to Section 4.2, 4.3 and 4.4 on the Net Sales by CEPHEID and its Affiliates of all Royalty Products Sold outside of the United States shall be paid in U.S. Dollars and shall be converted by CEPHEID from the currency in which the Sales were made, and shall be definitively discharged by payment in U.S. Dollars as converted based on the applicable New York rate of exchange as quoted in The Wall Street Journal (“WSJ”) for the last business day of the applicable Royalty Payment Period. If the WSJ does not publish any such rate, a comparable publication shall be agreed upon from time to time by the Parties, and with respect to each country for which such rate is not published in the WSJ or in a comparable publication, the Parties shall use the applicable rate for such date as published by the appropriate governmental agency in such country.

4.6          Withholding.

(a)           Any withholding tax levied by a government, in the country where payment originates, on payments made by CEPHEID to Roche shall be borne by Roche. CEPHEID shall use its best efforts to do all things necessary to enable Roche to claim exemption therefrom under any double taxation or similar agreement in force and shall produce to Roche proper evidence of payment of all withholding tax and other certification that might be required by the respective double taxation agreement.

(b)           In case any taxing authority holds: (i) that any payment from any Affiliate of CEPHEID to CEPHEID is in effect a royalty payment from such Affiliate of CEPHEID to Roche, and (ii) such royalty payment to Roche is subject to a withholding tax, then, at such time, the Parties will discuss the issue and try to find an appropriate solution satisfying the business interests of both Parties.

(c)           Except as otherwise provided in subsections (a) and (b) above, all payments of royalties and other consideration made by CEPHEID to Roche under this Agreement shall be made in full without deduction of taxes, charges and any other duties that may be imposed on such payments to Roche.

4.7          Books and Records.

(a)           CEPHEID shall keep a complete and accurate set of books and records relating to the quantity of Royalty Products shipped by or for CEPHEID and its Affiliates and the Sales of Royalty Products by CEPHEID and its Affiliates. Such books and records shall contain sufficient detail to substantiate the computation of the Net Sales of Royalty Products and the amount of royalties payable under this Article 4 as well as all other information in the statements of account provided for in Section 4.5 above, and shall be maintained by CEPHEID for a period of not less than three (3) years from the date of such Sales.

(b)           Roche shall be entitled, upon thirty (30) days notice to CEPHEID, to have such books and records audited by an independent certified public accounting firm retained by Roche and reasonably acceptable to CEPHEID (which acceptance shall not be unreasonably withheld), provided that any such audit occurs during CEPHEID’s normal business hours not more than once in any calendar year. Roche also shall be entitled to have the books and records of each of CEPHEID’s Affiliates and Distributors relating to the quantity of Royalty Products shipped by or for such Affiliate or Distributor and such Affiliate’s or Distributor’s Sales of Royalty Products audited, upon reasonable notice to such Affiliate or Distributor, by an independent certified public accounting firm retained by Roche and reasonably acceptable to such Affiliate or Distributor (which acceptance shall not be unreasonably withheld), provided that any such audit occurs during such Affiliate’s or Distributor’s normal business hours not more than once in any calendar year. CEPHEID shall cause each such Affiliate and Distributor to comply with any such audit request by Roche.

(c)           Roche agrees that all audited information shall be confidential to CEPHEID and CEPHEID’s Affiliates and Distributors. Any Person conducting an audit on behalf of Roche will be required to protect the confidentiality of such information and shall provide to Roche a report only of the ultimate conclusions resulting from such audit. Except as provided below, CEPHEID shall pay promptly to Roche the amount of any royalties determined by such an audit to be outstanding, along with interest accrued up to and including the date of payment as provided in Section 4.8 below. The costs of such an audit shall be borne by Roche; provided, however, that, if such audit determines that the royalties paid by CEPHEID for any audited Royalty Payment Period were at least five percent (5%) less than the royalties otherwise due and payable, then CEPHEID shall reimburse Roche for the costs of such audit. If such audit determines that CEPHEID has overpaid the amount of royalties otherwise due and payable for the audited Royalty Payment Period, then Roche shall credit the amount of such overpayment to CEPHEID against future royalties payable by CEPHEID.

4.8          Past Due Payments.  If CEPHEID fails to pay any amount specified under this Agreement after the due date thereof, the amount owed shall bear an interest of one percent (1%) per month from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is made.

4.9          No Multiple Royalties.  At no time shall more than one royalty be payable by CEPHEID upon the Sale of any one Royalty Product by CEPHEID or its Affiliates, regardless of whether the manufacture, use and/or Sale of such Royalty Product would Infringe more than one Valid Claim of one or more the Licensed Patents regardless of whether such product qualifies as an “Royalty Product” for purposes of this Agreement under more than one of the criteria for designating a product to be a “Royalty Product” as provided in Article 1 above.

4.10        Most Favored Licensee.

(a)           If, after the Effective Date, Roche grants to any Third Party a license in the In Vitro Human Diagnostics Field under substantially equivalent terms and conditions as granted to CEPHEID herein but under more favorable royalty rates than those given to CEPHEID under this Agreement, Roche shall promptly notify CEPHEID of such more favorable royalty rates, and CEPHEID shall have the right and option to substitute such more favorable royalty rates for the royalty rates contained herein. Such right and option shall be exercisable by CEPHEID by providing written notice of acceptance to Roche within ninety (90) days of the date of receipt of notice from Roche of such more favorable royalty rates (“Acceptance Notice”).

(b)           CEPHEID’s right to elect such more favorable royalty rates shall extend only for so long as and shall be conditioned on CEPHEID’s acceptance of all the same conditions, favorable or unfavorable, under which such more favorable royalty rates shall be available to such Third Party including any limitations or restrictions in the applicable scope of license, any increase in license fees and/or the application of milestones payments, if any. Upon CEPHEID’s acceptance of all such terms of such Third Party agreement, pursuant to an Acceptance Notice within the ninety (90) day period as provided above, the more favorable royalty rates shall be effective as to CEPHEID as of the effective date of such Third Party agreement.

(c)           Notwithstanding the foregoing, in the event that Roche shall receive substantial non-monetary consideration in the form of technology or intellectual property rights to technology, as a part of the consideration for its granting such a license to a Third Party, then subsections (a) and (b) this Section 4.10 shall not apply.

(d)           If and to the extent this Section 4.10 is found to be inconsistent with the requirements of the EC Commission Decision of 4 February 1998 (Official Journal L 234, 21/08/1998 p.0014-0038), this Section 4.10 shall be deemed automatically amended so as to make this Section 4.10 compliant with the requirements of such EC Commission Decision and the Parties shall proceed accordingly.

4.11        Trustee.  It is understood by the Parties that a trustee has been appointed by Roche/Basel, who will be managing royalty reporting and royalty payments from CEPHEID under this Agreement as described in Section 4.5. At present, KPMG Fides, Basel, Switzerland is the said trustee.

4.12        Sales Prior to Effective Date.  For Royalty Products manufactured, used, imported, offered for Sale and Sold prior to the Effective Date (and excluding those products specifically licensed under the Existing License Agreements) CEPHEID shall report and pay to the trustee royalties as set forth in sections 4.2, 4.3, 4.4, and 4.5, within five (5) days following the Effective Date. Upon receipt by the trustee of such royalties, CEPHEID’s customers’ use of such products purchased from CEPHEID shall be considered to have been licensed, in accordance with the appropriate Label License for purposes of this Agreement.

ARTICLE 5

LABEL LICENSES

5.1          Label Licenses on Licensed Products Sold in the In Vitro Human Diagnostics Field.

(a)           CEPHEID’s right to sublicense under the grant of Section 2.1 is limited to the right to convey use rights pursuant to a Label License under process claims and composition-of-matter claims (not apparatus, device or system claims), only to End-User customers, and only through the Sale of Licensed Products.

(b)           CEPHEID agrees that it shall mark conspicuously all Complete Diagnostic Kits made by or for it, and shall cause each of its Affiliates to mark conspicuously all such Complete Diagnostic Kits made by or for such Affiliates, with a Label License bearing the following legend or such alternative legend as shall be mutually agreed to by the parties:

THE PURCHASE OF THIS PRODUCT ALLOWS THE PURCHASER TO USE IT FOR THE PERFORMANCE OF DIAGNOSTIC SERVICES FOR HUMAN IN VITRO DIAGNOSTICS. NO GENERAL PATENT OR OTHER LICENSE OF ANY KIND OTHER THAN THIS SPECIFIC RIGHT OF USE FROM PURCHASE IS GRANTED HEREBY.

(c)           CEPHEID agrees that it shall mark conspicuously all Component Systems for amplification made by or for it, and shall cause each of its Affiliates to mark conspicuously all such Component Systems made by or for such Affiliates, with a Label License bearing the following legend or such alternative legend as shall be mutually agreed to by the Parties:

THE PURCHASE OF THIS PRODUCT ALLOWS THE PURCHASER TO USE IT FOR AMPLIFICATION OF NUCLEIC ACID SEQUENCES FOR HUMAN IN VITRO DIAGNOSTICS. NO GENERAL PATENT OR OTHER LICENSE OF ANY KIND OTHER THAN THIS SPECIFIC RIGHT OF USE FROM PURCHASE IS GRANTED HEREBY.

(d)           CEPHEID agrees that it shall mark conspicuously all Component Systems for detection made by or for it, and shall cause each of its Affiliates to mark conspicuously all such Component Systems made by or for such Affiliates, with a Label License bearing the following legend or such alternative legend as shall be mutually agreed to by the Parties:

THE PURCHASE OF THIS PRODUCT ALLOWS THE PURCHASER TO USE IT FOR DETECTION OF NUCLEIC ACID SEQUENCES FOR HUMAN IN VITRO DIAGNOSTICS. NO GENERAL PATENT OR OTHER LICENSE OF ANY KIND OTHER THAN THIS SPECIFIC RIGHT OF USE FROM PURCHASE IS GRANTED HEREBY.

(e)           CEPHEID agrees that it shall mark conspicuously all Component Systems for amplification and detection made by or for it, and shall cause each of its Affiliates to mark conspicuously all such Component Systems made by or for such Affiliates, with a Label License bearing the following legend or such alternative legend as shall be mutually agreed to by the Parties:

THE PURCHASE OF THIS PRODUCT ALLOWS THE PURCHASER TO USE IT FOR AMPLIFICATION OF NUCLEIC ACID SEQUENCES AND FOR DETECTION OF NUCLEIC ACID SEQUENCES FOR HUMAN IN VITRO DIAGNOSTICS. NO GENERAL PATENT OR OTHER LICENSE OF ANY KIND OTHER THAN THIS SPECIFIC RIGHT OF USE FROM PURCHASE IS GRANTED HEREBY.

(f)            CEPHEID agrees that it shall mark conspicuously all Royalty Products other than Complete Diagnostic Kits, Component Systems for amplification, Component Systems for detection and Component Systems for amplification and detection made by or for it and Sold in the In Vitro Human Diagnostics Field, and shall cause each of its Affiliates to mark conspicuously all such Royalty Products, with the following legend or such alternative legend as shall be mutually agreed to by the Parties:

THE PURCHASE OF THIS PRODUCT ALONE DOES NOT IMPLY ANY LICENSE UNDER PATENTS OWNED BY ROCHE MOLECULAR SYSTEMS, INC. OR F. HOFFMANN-LA ROCHE LTD COVERING PCR AMPLIFICATION OR DETECTION.

5.2          Maintenance of Label Licenses by Distributors.  CEPHEID agrees to use its reasonable efforts to ensure that the CEPHEID Distributors maintain on all Royalty Products Sold by such Distributors the Label Licenses and other legends provided for in this Article 5 that are to be applied by CEPHEID and its Affiliates.

5.3          Misuse by End-Users of Licensed Products.  In the event that Roche becomes aware that any End-User of any Licensed Product is misusing the purchased Licensed Product in violation of the applicable Label License on such Licensed Product and is thereby infringing the Licensed Patents, Roche may provide evidence of such misuse to CEPHEID. Upon receipt of such evidence, CEPHEID shall notify such End-User of the End-User’s misuse and shall use its reasonable efforts to obtain a written assurance from such End-User that the End-User shall not engage in such misuse in the future. If the End-User refuses to provide such written assurance, then CEPHEID shall cease, to the extent permitted by any applicable law or statute, the Sale to such End-User of the Licensed Product which was being misused until such time as the End-User provides such written assurance. If, notwithstanding the End-User’s provision of such written assurance, the End-User persists in misusing the Licensed Product, then CEPHEID shall discontinue, to the extent permitted by any applicable law or statute, the Sale to such End-User of such Licensed Product.

5.4          Additional Label Licenses.  In addition to the Label Licenses provided for in Section 5.1 above, Roche may request that CEPHEID apply additional Label Licenses on Licensed Products made by or for CEPHEID or its Affiliates. The Parties shall negotiate in good faith concerning the need for and/or the content of any such additional Label Licenses.

5.5          Incorrect Application of Label Licenses.  In the event that Roche notifies CEPHEID that CEPHEID or any of its Affiliates is incorrectly applying any of the Label Licenses provided for above, then CEPHEID shall consult and cooperate with Roche in taking such reasonable steps as it or Roche may suggest to apply such Label License correctly and comply with the provisions of this Article 5.

ARTICLE 6

THIRD PARTY CLAIMS; LIMITATION ON LIABILITY

6.1          Third Party Claims of Infringement.  In the event that any Third Party brings a legal action or administrative proceeding against CEPHEID or any of its Affiliates claiming that the manufacture and/or Sale of Licensed Products, or otherwise that the practice or use of PCR by CEPHEID, any of its Affiliates or Distributors infringes a patent or other proprietary rights of such Third Party, then (a) CEPHEID shall notify Roche promptly in writing of such legal action or administrative proceeding and keep Roche advised in reasonable detail of the status thereof, and (b) Roche may, at its option and expense, participate in the defense of such legal action or administrative proceeding and, if Roche so participates, the Parties shall cooperate with one another in such defense. Notwithstanding the participation of Roche, CEPHEID shall maintain control of such defense, including any decision as to settlement, and shall bear the total costs of any court award or settlement of such legal action or administrative proceeding and all other costs, fees and expenses (other than any costs, fees and expenses incurred by Roche, if Roche participates) related to the resolution thereof and shall be entitled to keep the entire amount of any damages awarded.

6.2          Limitation on Liability.

(a)           Roche shall not be liable to CEPHEID, any of CEPHEID’s Affiliates, any of the Distributors or any other Person for any costs, losses, expenses, judgments or damages (including, without limitation, personal injury or property damage or consequential damages) (collectively, “Losses”) incurred or alleged to have been incurred arising out of or resulting from the manufacture, use and/or Sale of Licensed Products, or otherwise from the practice or use of PCR, by CEPHEID, or any of its Affiliates or Distributors; and CEPHEID shall indemnify and hold Roche and Roche’s Affiliates, and their respective directors, officers, employees and agents, harmless from any and all claims or causes of action which any Third Party may assert or have against Roche or any of its Affiliates arising out of or resulting from such manufacture, use and/or Sale of Licensed Products or otherwise from such practice or use of PCR by CEPHEID and its Affiliates or Distributors (including all reasonable costs, fees and expenses which Roche may incur in defense thereof). If any such claim or cause of action is asserted against Roche or any of its Affiliates, then (i) Roche shall notify CEPHEID promptly in writing of such claim or cause of action, and (ii) Roche shall give CEPHEID the option to (A) assume, at CEPHEID’s expense, the sole defense of such claim or cause of action or (B) participate with Roche, at CEPHEID’s expense, in the defense of such claim or cause of action and, if CEPHEID so participates, the Parties shall cooperate with one another in such defense, provided that in such event CEPHEID shall maintain control of such defense, including any decision as to settlement. In either case, CEPHEID shall bear the total costs of any court award or settlement of such claim or cause of action and all other costs, fees and expenses related to the resolution thereof and shall be entitled to keep the entire amount of any damages awarded.

(b)           The limitations on liability and indemnifications provided for in Section 6.2(a) above shall not be construed to release any Party from liability, and shall not be deemed to apply, in any situation where one Party is supplying any product or products to another Party pursuant to a separate agreement between the Parties.

ARTICLE 7

PATENT ENFORCEMENT

7.1          Notice of Substantial Infringement.  In the event CEPHEID becomes aware of an alleged Substantial Infringement of a Licensed Patent in a given country by an unlicensed Third Party, CEPHEID may invoke the provisions of this Article 7 as to enforcement and royalty abatement by providing adequate written notice thereof to Roche inclusive of documentary evidence of infringement and market data as to the infringing Sales activity which are in Roche’s good faith judgment reasonably reliable. “Substantial Infringement” or “Substantially Infringing” as used in this Article 7 shall mean that the alleged infringing Sales of the Third Party in the given country are at least [***] of total Sales of Competing Products in such country. “Competing Products” means all products essentially equivalent to a Complete Diagnostic Kit and which test for the same analytes and which directly compete with each other for use in or in conjunction with PCR.

7.2          Enforcement and Royalty Abatements.  If Roche fails, within sixty (60) days of such notice of Substantial Infringement of a Licensed Patent by a Third Party in a given country, to enter into license negotiations with or enforcement proceedings against such Third Party, or if having timely entered into license negotiations with such Third Party, Roche fails to obtain an executed license agreement or enter into enforcement proceedings with such Third Party within six (6) months of said notice, then CEPHEID shall be entitled to a [***] reduction in royalties on CEPHEID’s or its Affiliates’ Net Sales of Licensed Products which are Competing Products with such Substantially Infringing Sales in such country as of such notice, continuing until Roche provides written notice to CEPHEID that either a license has been granted to such Third Party or enforcement proceedings have been brought against such Third Party. In the event the Substantially Infringing Sales shall exceed [***] of total Sales of Competing Products in any particular Royalty Payment Period, then the royalty reduction shall be [***] for such Royalty Payment Period. An enforcement proceeding shall mean a court action or other legal action brought before a competent patent authority in the relevant country. An enforcement proceeding pursued against an infringer for Sales of an infringing product in one Major Territory shall satisfy Roche’s obligation to pursue enforcement hereunder against such products in all countries. If no Substantial Infringement exists in any such Major Territory, then a suit in any other country where Substantial Infringement exists shall satisfy Roche’s obligation hereunder. “Major Territory” shall mean any of the United States, Great Britain, Germany, France, Italy. The Netherlands and Japan.

7.3          Continuing Royalty Payment Obligations.  Except to the extent provided in Section 7.2 above with respect to specific Licensed Products, CEPHEID’s obligation to pay royalties on the Net Sales of Royalty Products Sold by CEPHEID and its Affiliates shall remain in effect to the extent provided for in this Agreement notwithstanding any alleged infringement by any Third Party of any of the Licensed Patents.

7.4          No CEPHEID Right to Enforce the Licensed Patents.  It is expressly understood that nothing contained herein shall in any way grant or be construed to grant to CEPHEID the right to enforce the Licensed Patents. Roche shall have the sole right to bring legal action to enforce the Licensed Patents against any alleged infringement by any Third Party.

ARTICLE 8

TERM AND TERMINATION

8.1          Term.  The term of this Agreement (“Term”) shall commence as of the Effective Date and shall continue in full force and effect, unless terminated sooner in accordance with Section 8.2 below, until the expiration date of the last to expire of the Valid Claims of the Licensed Patents.

8.2          Termination.

(a)           CEPHEID may terminate this Agreement with respect to all or any one or more of the Licensed Patents for any reason by written notice to Roche at any time during the term.

(b)           Either CEPHEID or Roche may terminate this Agreement as to any one or more or all of the Licensed Patents at any time upon ninety (90) days’ prior written notice to the other Party, for breach by the other Party of any of the material provisions hereof, including, but not limited to, nonpayment of royalties or other monies to be paid, provided that during such ninety (90) day period the default is not cured to the reasonable satisfaction of the Party giving notice. In the event CEPHEID fails to make any installment of the Basel Fee or the USA Fee, which failure remains uncured for ninety (90) days, Roche may immediately terminate this Agreement and all sums due including any unpaid portion of the Basel Fee and/or USA Fee shall be immediately due and payable along with interest as provided herein.

(c)           Either CEPHEID or Roche may terminate this Agreement upon fifteen (15) days’ prior written notice to the other Party if:

(i)            the other Party shall become insolvent or make a general assignment for the benefit of creditors; or

(ii)           a petition or case under any bankruptcy act or similar statute is filed or commenced by or against such other Party and is not vacated within ten (10) days after it is filed.

(d)           Roche shall have the right to terminate this Agreement by written notice to
CEPHEID, effective immediately, upon CEPHEID’s (i) dissolution, liquidation or otherwise termination of its existence, except as a consequence of a merger into, consolidation with or sale of substantially all of its assets to, another Person which agrees to assume the rights and obligations of CEPHEID under this Agreement and which has received the prior written approval therefore by Roche, or (ii) taking any action to challenge the validity of any of the Licensed Patents in any administrative or legal proceeding, or assisting any third Person to take any such action.

(e)           In the event of the termination of any license, in whole or in part, under this Agreement, the manufacture and/or Sale by the CEPHEID Sellers of products covered by such license shall cease immediately to the extent that such manufacture and/or Sale no longer is licensed as a result of such termination, except that such products in inventory as of the date of such termination may be Sold in accordance with the terms and subject to the conditions and restrictions of this Agreement for a period of one hundred eighty (180) days following such termination and royalties shall be due and payable on the Net Sales of such products in accordance with the terms and conditions of this Agreement.

(f)            Expiration or termination of this Agreement shall not affect the ability of any Party to seek resolution of any matter arising prior to such expiration or termination pursuant to Article 11 herein.

(g)           The Parties acknowledge, without conceding the right of CEPHEID to make any such challenge or raise any such issue, that in the event of any challenge made or issue raised by CEPHEID as to whether the scope of any claim of any Licensed Patents covers any Licensed Product or technology or whether the claims of any Licensed Patents are invalid or unenforceable, the obligation of CEPHEID to pay the royalties and other consideration due and payable by CEPHEID hereunder shall remain in effect notwithstanding the pendency of such challenge. CEPHEID agrees that there shall be a presumption that the withholding or escrowing of such royalties or other consideration as a result of such challenge and during the pendency of such challenge shall constitute a material breach of this Agreement for which Roche is entitled to immediately terminate the Agreement.

8.3          Survival of Certain Rights Upon Expiration or Termination.  All rights granted to and obligations undertaken by the Parties hereunder shall terminate immediately upon the expiration of the Term of this Agreement (as set forth in Section 8.1 above) or the termination of this Agreement (pursuant to Section 8.2 above) except for:

(a)           The obligations of CEPHEID to pay any and all royalties or other consideration accrued hereunder prior to such expiration or termination (or during the one hundred eighty (180) day period following termination in the case of inventory as of the date of termination, as provided in Section 8.2(e) above);

(b)           The right of Roche to have audited by an independent certified public accounting firm the books and records of CEPHEID and CEPHEID’s Affiliates and Distributors as provided in Section 4.7 above;

(c)           The indemnification provisions of Section 6.2 above;

(d)           The procedures set forth in Article 11 herein in respect of any matter arising prior to such expiration or termination;

(e)           Any and all confidentiality obligations provided for in this Agreement; and

(f)            Any other provision(s) of this Agreement which would reasonably be expected to survive expiration or termination.

ARTICLE 9

ADDITIONAL COVENANTS AND AGREEMENTS

9.1          CEPHEID shall not, and shall cause each of its Affiliates not to, enter into any joint venture or other arrangement with any Third Party that would result in the express or implied conveyance to such Third Party of benefits substantially equivalent to those that would he received from a sublicense under the Licensed Patents. Nothing in the foregoing shall restrict or limit CEPHEID’s rights to sublicense, assign or transfer its rights hereunder to the extent expressly permitted in Article 5 and Section 2.1(ii).

9.2          CEPHEID shall not, and shall cause each of its Affiliates not to, arrange Sales of Royalty Products (or utilize the definitions relating thereto) to reduce the Net Sales for which royalties are payable by CEPHEID hereunder not in good faith.

9.3          CEPHEID shall not permit the violation of, and shall enforce the provisions of, any contract with a Research Collaborator of CEPHEID in the event that such Research Collaborator of CEPHEID fails to adhere to the provisions of its contract with CEPHEID and/or any of its Affiliates requiring that all reagents necessary to perform the work under such contract may be used only for the purposes of the protocol and that any reagents not consumed in performing the work under such contract either be returned to CEPHEID and its Affiliates or be disposed of as laboratory waste.

9.4          CEPHEID acknowledges that the inclusion of its Affiliates within the license grants pursuant to Section 2.1 is intended to enable CEPHEID to utilize the manufacturing and Sales capabilities of its Affiliates in connection with the manufacture and Sale of Licensed Products in a manner substantially similar and equivalent to the involvement of such Affiliates in the manufacture and Sale of CEPHEID’s products generally. Accordingly, CEPHEID shall not, directly or indirectly, take any action having or intended to have the effect of sublicensing CEPHEID’s rights under any of the Licensed Patents, other than to a bona fide Affiliate, including, without limitation, by creating Affiliates specifically in connection with Licensed Products, or through other Third Party arrangements such as joint ventures, collaborations or distribution arrangements with distributors.

9.5          CEPHEID shall not arrange its, and shall cause each of its Affiliates not to arrange their, relationship with a Third Party Licensee and its Affiliates so as to eliminate or reduce the full benefits to Roche of the rights under this Agreement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1        Representations and Warranties of CEPHEID.  CEPHEID hereby represents and warrants to Roche as follows:

(a)           The execution, delivery and performance of, and the consummation by CEPHEID of the transactions contemplated by, this Agreement have been duly authorized by all necessary action on the part of CEPHEID and no further consents by CEPHEID are needed in order to consummate the transactions contemplated hereby.

(b)           This Agreement, when executed and delivered by Roche in accordance with the provisions hereof, shall be a legal, valid and binding obligation of CEPHEID, enforceable against CEPHEID in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by limitations on the availability of specific performance and other equitable remedies against CEPHEID.

(c)           CEPHEID’s execution of this Agreement does not constitute a breach or default under any contract, instrument or agreement to which CEPHEID or any of its Affiliates is a party or by which CEPHEID or any of its Affiliates is bound.

(d)           All Persons who will execute this Agreement on behalf of CEPHEID have been duly authorized to do so by all necessary action on the part of CEPHEID.

10.2        Representations and Warranties of Roche.  Roche hereby represents and warrants to CEPHEID as follows:

(a)           Roche has the full power and right to grant to CEPHEID and CEPHEID’s Affiliates the licenses set forth in Section 2.1.

(b)           Appendix 1 constitutes the list of all selected U.S. patents and representative corresponding published European patent or application, owned by Roche, in whole or in part, as of the Effective Date, claiming inventions for PCR subject to the terms, conditions and limitations of this Agreement and as selected by CEPHEID. CEPHEID, its Affiliates, Distributors and End-Users shall be immune from any suit for infringement of any Roche patent right that would constitute an intentional failure by Roche of this representation and warranty.

(c)           The execution, delivery and performance of, and the consummation by Roche of the transactions contemplated by, this Agreement have been duly authorized by all necessary action on the part of Roche, and no further consents by Roche are needed in order to consummate the transactions contemplated hereby.

(d)           This Agreement, when executed and delivered by CEPHEID in accordance with the provisions hereof, shall be a legal, valid and binding obligation of Roche, enforceable against Roche in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by limitations on the availability of specific performance and other equitable remedies against Roche.

(e)           Roche’s execution of this Agreement shall not constitute a breach or default under any contract, instrument or agreement to which Roche or any of its Affiliates is a party or by which Roche or any of its Affiliates is bound.

(f)            All Persons who will execute this Agreement on behalf of Roche have been duly authorized to do so by all necessary action on the part of Roche.

10.3        No Representation or Warranty as to Validity of Patents.  Roche hereby disclaims any representation or warranty, express or implied, as to the validity of the Licensed Patents or as to whether CEPHEID in practicing the PCR claimed in such Licensed Patents for the purposes licensed hereunder will be free from any infringement of the intellectual property rights of any Third Party.

10.4        No Other Representations or Warranties.  Except as otherwise expressly set forth herein, the Parties make no other representation or warranty, express or implied, with regard to PCR or any other matter hereunder whatsoever.

ARTICLE 11

DISPUTE RESOLUTION

11.1        Good Faith Resolution.  The Parties shall attempt to settle amicably by good faith discussions any dispute or disagreement between them relating to or arising out of any provision of this Agreement. If the Parties are unable to resolve the dispute or disagreement by such discussions, then the Parties shall refer the dispute or disagreement for resolution to the following designated officers (or their designees) of the Parties:

For CEPHEID:	Vice President, General Counsel

For Roche:	President, Roche Molecular Systems, Inc.

The Parties further acknowledge that Roche/Basel and Roche/USA shall be treated as a single Party in any dispute resolution proceeding.

11.2        Arbitration.  If the Parties are unable to resolve such dispute or disagreement within thirty (30) days after the referral of such dispute or disagreement to their designated officers, then such dispute or disagreement shall be arbitrated by final and binding arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce (Paris) as hereinafter provided:

(a)           The arbitration tribunal shall consist of one (1) or three (3) arbitrators. If the Parties cannot agree on one (1) arbitrator each Party shall nominate in the request for arbitration and the answer thereto one (1) arbitrator, and the two (2) arbitrators so named will then jointly appoint a third neutral arbitrator as chairman of the arbitration tribunal. If one Party fails to nominate an arbitrator or, if the Parties’ arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the court of arbitration of the International Chamber of Commerce shall make the necessary appointments for arbitrator or chairman.

(b)           The arbitration proceedings shall be held in the English language. The place of arbitration shall be Zurich (Switzerland).

11.3        Continuation of Payment Obligations.  Except as to any amounts specifically in dispute (“Disputed Amounts”) in any arbitration proceeding, the obligations of CEPHEID to pay any and all royalties and other consideration due and payable hereunder shall remain in effect notwithstanding the institution of such arbitration. Payment obligations with respect to Disputed Amounts shall be stayed during the pendency of the arbitration.

ARTICLE 12

CONFIDENTIALITY

12.1        Confidential Information Defined.  As used herein the term “Confidential Information” means all information and documentation of either Party disclosed to or accessed by the other Party in connection with this Agreement, including (1) all non-public information of either Party relating to such Party’s customers, suppliers, contractors and other third Persons identified as confidential by a legend on the face thereof prior to disclosure to the other Party, (2) all non-public information regarding the Licensed Products or documentation which has been identified as confidential by a legend prominently displayed on the face thereof prior to that material being made available to the other Party, (3) any other non-public information which is proprietary to either Party and which has been identified as confidential by a legend prominently displayed on the face thereof prior to that material being made available to the other Party, (4)

the terms of this Agreement and (5) any information developed by reference to or use of either Party’s Confidential Information; provided, however, that except to the extent otherwise provided by law, the term “Confidential Information” shall not include information that (a) is independently developed or conceived by the recipient, as demonstrated by the recipient’s written records, without reference to the disclosing Party’s Confidential Information, (b) is or becomes commonly known to persons engaged in the relevant industry (other than through unauthorized disclosure by the recipient), (c) is already known by the recipient at the time of disclosure, as demonstrated by the recipient’s written records, and with respect to which the recipient has no obligation of confidentiality (other than pursuant to this Agreement or any other agreements between the Parties), or (d) is disclosed to the recipient by a source other than the disclosing Party, provided that such source is not known by the recipient to be prohibited from providing the information to the recipient by a confidentiality agreement with the disclosing Party or any other Person.

12.2        General Confidentiality Obligations.

(a)           Except as expressly provided otherwise herein, each Party shall, during the Term and for five (5) years thereafter, use all commercially reasonable efforts to (i) keep confidential all Confidential Information of the other Party, (ii) use such Confidential Information only in connection with and as contemplated by this Agreement, (iii) not make any commercial use of such Confidential Information for the benefit of itself or any third Person beyond the scope of this Agreement, and (iv) except where required by law or by order of any court or government authority, not make any such Confidential Information, or parts thereof, available to any third Person.

(b)           In the event a Party is obliged to disclose Confidential Information of the other Party by law, statute or court order, such Party shall (1) only disclose the Confidential Information required to be disclosed, inform the recipient of the Confidential Information that the information released is confidential and use all commercially reasonable endeavors to ensure that the information is kept confidential by such recipient, and (2) promptly notify the other Party prior to the release of the Confidential Information specifying the information to be disclosed, the intended recipient of the information and the circumstances giving rise to the duty to disclose it.

12.3        Return of Confidential Information.

(a)           Upon termination of this Agreement for any reason, each Party shall, upon request by the other Party, return to the other Party all Confidential Information of the other Party, including all copies thereof, under its possession or control or under the possession or control of its Affiliates, or destroy or purge its own systems and files, and cause the purging of its Affiliates’ systems and files, of any such Confidential Information and deliver to the other Party a written confirmation that such destruction and purging have been carried out.

(b)           Notwithstanding Section 12.3(a), upon termination of this Agreement for any reason, each Party shall have the right to retain in its possession Confidential Information of the other Party that is reasonably necessary to perform any of the first Party’s obligations hereunder that survive such termination, but only for as long as strictly necessary for performing such obligations. Such Party shall promptly return or destroy and purge such retained Confidential Information in accordance with Section 12.3(a) after such obligations shall have been fully performed and shall deliver to the other Party a written confirmation that such destruction and purging have been carried out.

12.4        Irreparable Injury.  Each Party acknowledges that in the event of any breach of this Article 12 by a Party, the non-breaching Party may suffer irreparable injury not fully compensable by money damages and for which such Party will not have an adequate remedy available at law. The non-breaching Party shall be entitled to seek such injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to such other rights as the non-breaching Party may have under this Agreement or by applicable law.

12.5        Legends.  Each Party agrees that it will not remove, deface or obscure, any statutory copyright notice or other notice, identification or evidence of confidentiality contained on or included in any of the Confidential Information. Each Party shall reproduce any such notice or identification on any reproduction or modification of any of the Confidential Information and shall add any Label License, statutory copyright notice, confidentiality notice or other evidence of confidentiality to the Confidential Information upon request by the other Party.

12.6        Cooperation.  Each Party agrees that, either upon learning of, or upon a showing by the other Party of, any threatened or actual breach of any of the provisions of this Article 12 or of any threatened or actual unauthorized use or disclosure of the Confidential Information of the other Party by its officers, directors, employees, agents or subcontractors, or in the event of any loss of, or inability to account for, any of the Confidential Information of the other Party or any such information or materials, the Party learning of the threatened or actual breach or the unauthorized disclosure shall notify the other Party thereof and shall cooperate as reasonably requested by the other Party in conjunction with the other Party’s efforts to seek appropriate injunctive relief or otherwise to prevent or curtail such threatened or actual breach or unauthorized use or disclosure or to recover such Confidential Information.

12.7        CEPHEID’s Responsibility For CEPHEID Sellers.  CEPHEID shall ensure that each CEPHEID Seller fully meets in all respects the confidentiality obligations set forth in this Article 12 with respect to Roche’s Confidential Information (including, as may be applicable, the obligation to return to Roche its Confidential Information as set forth herein). CEPHEID agrees that it shall be jointly and severally responsible for any material breach by any of the CEPHEID Sellers of any such confidentiality obligations.

ARTICLE 13

MISCELLANEOUS

13.1        Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between or among the Parties hereto.

13.2        Applicable Law.  This Agreement shall be governed by, interpreted and construed in accordance with the laws of Switzerland.

13.3        Counterparts.  This Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. Any single counterpart or set of counterparts signed in either case by all of the Parties hereto shall constitute a full and binding Agreement for all purposes.

13.4        Notices.  In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery, (b) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission, or (c) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail, and shall be sent to the following address (or such other address as such Party may designate from time to time in writing):

If to CEPHEID, to each of the following:

Cepheid
904 Caribbean Drive
Sunnyvale, California 94089-1189
Attention: VP, General Counsel
Telephone: 408-541-4191
Facsimile: 408-541-4192

If to Roche, to each and all of the following:

F. Hoffmann-La Roche Ltd
Urenzacherstrasse 124
CH-4070 Basel, Switzerland
Attention: Corporate Law Department
Telephone: +41 61-688-5974
Facsimile: +41 61-688-1396

Roche Molecular Systems, Inc.
4300 Hacienda Drive
Pleasanton, California 94588
Attention: President
Telephone: 925-730-8250
Facsimile: 925-225-0369

Roche Molecular Systems, Inc.
1145 Atlantic Avenue
Alameda, California 94501
Attention: Licensing Department
Telephone: 510-814-2823
Facsimile: 510-814-2763

Roche Molecular Systems, Inc.
1145 Atlantic Avenue
Alameda, California 94501
Attention: General Counsel
Telephone: 510-814-2898
Facsimile: 510-814-2956

13.5        Applicable Legal Requirements.  CEPHEID shall be responsible for obtaining and maintaining all necessary approvals of governmental agencies and authorities which may be required for the manufacture, use or Sale of Licensed Products by CEPHEID and the CEPHEID Sellers or otherwise to permit CEPHEID to enjoy the full benefit of the licenses granted hereunder.

13.6        Force Majeure.  Should any circumstance beyond the reasonable control of any Party occur which delays or renders impossible the performance of its obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than thirty (30) days after the occurrence of such force majeure. In either such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that any Party who fails because of force majeure to perform its obligations hereunder will upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, strikes or other labor disputes, acts, laws, regulations or rules of any government or governmental agency, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations.

13.7        Binding Effect; Assignment.  Neither CEPHEID nor Roche may assign or transfer (whether by merger, operation of law or in any other manner) any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of the other Party; provided that, without limitation of or breaching this Section 13.7: (i) a Party may assign or transfer any of its rights or delegate any of its obligations under this Agreement, in whole or in part, to any of its Affiliates, without the consent of the other Party, but without relieving the delegating Party from the responsibility for performance of any of such obligations, and (ii) a Party may assign or transfer its rights or delegate its duties and obligations (in whole and not in part) under this Agreement to any Person which acquires all, or substantially all, of its assets and/or business, without the consent of the other Party, provided that such assignee or transferee duly and effectively assumes all of the obligations of the assigning or transferring Party hereby by an instrument reasonably satisfactory to the other Party, and provided further, that in the case of CEPHEID’s assignee or transferee, such assignee or transferee shall be approved in writing by Roche (in its discretion) prior to such assignment or transfer. Any assignment or transfer in violation of the provisions of this section shall be void and shall constitute a material breach of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of each Party’s respective permitted successors and permitted assigns.

13.8        Entire Agreement.  This Agreement, the Appendixes appended hereto embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein and therein and supersedes all previous communications between or among the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

13.9        Appendixes.  Each Appendix attached hereto is incorporated by reference and made a part of this Agreement.

13.10      Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment or under any present or future law (such provision to be hereinafter referred to as an “Invalid Provision”), then such Invalid Provision shall be severed from this Agreement and shall be rendered inoperative. The Parties shall promptly negotiate in good faith a lawful, valid and enforceable provision that is as similar in terms to such Invalid Provision as may be possible while giving effect to the future benefits and burdens accruing to the Parties hereunder; and the remaining provisions of this Agreement shall remain binding on the Parties hereto. In the event that the Parties cannot agree on a provision to replace an Invalid Provision, then the Parties shall submit such disagreement for resolution in accordance with the procedures set forth in Article 11 above. It is expressly agreed by the Parties that amounts previously paid by one Party to the other Party under this Agreement shall not be recoverable to the paying Party as part of the replacement of an Invalid Provision unless this Agreement is invalidated within one (1) year from the Effective Date.

13.11      Headings.  The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.12      No Waiver of Rights.  No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

13.13      Publicity and Confidentiality.  Each Party and its Affiliates shall maintain the confidentiality of all provisions of this Agreement and neither Party nor any of its Affiliates shall make any public announcement of or otherwise disclose to any Third Party this Agreement or any of its terms without the prior written consent of the other Party, except that a Party may disclose such information as may have entered into the public domain through no fault of the receiving Party or as required by any applicable law or regulation based upon the written advice of counsel and then only with prior notice to the other Party as far in advance as reasonably possible and with reasonable consideration to the advice of the other Party as to how such disclosure could be modified to conform with applicable laws and regulations and still protect the confidentiality interests of the affected Party. Notwithstanding the foregoing, Roche may disclose to prior product licensees in the In Vitro Human Diagnostics Field, either by way of a summary or by reproduction of selected pages of this Agreement, those terms of this Agreement as Roche in its sole discretion deems necessary and appropriate for Roche to comply with “most favored licensee” provisions in said prior licensees’ agreements. The Parties further agree that in the event that any Party wishes to prepare and publicly disseminate a press release announcing the grant of rights referenced herein, such Party shall provide the other Party a written draft of such release at least fifteen (15) days prior to the intended date of release, and the other Party shall have the right to make reasonable modifications to such press release during such fifteen (15) day review period.

13.14      No Third Party Rights.  Except as expressly contemplated by this Agreement, this Agreement shall not be deemed or construed in any way to result in the creation of any rights or obligations in any Third Party.

13.15      Rights of and Performance by Affiliates.  To the extent that any term or provision of this Agreement grants rights to or contemplates, permits or requires performance by any Affiliate of a Party, such Affiliate shall be considered to be an intended third party beneficiary of this Agreement and such Party shall use reasonable efforts to cause such Affiliate to perform each and every obligation under this Agreement in accordance with the terms and conditions hereof.

13.16      Sales Tax.  In the event any sales, use or similar tax (if any) is required to be collected or paid in connection with the transactions or matters contemplated by this Agreement, CEPHEID shall pay the same and hold Roche harmless with respect thereto.

13.17      Usage.  Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

13.18      English Language.  The English language version of this Agreement shall be controlling, notwithstanding any translation thereof into another language.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the Effective Date.

CEPHEID	ROCHE MOLECULAR SYSTEMS, INC.

By:	By:

Title:	Title:

Date:	Date:

F. HOFFMANN-LA ROCHE LTD

By:	By:

Title:	Title:

Date:	Date:

APPENDIX 1

U.S. Patent	Corresponding EP Patent
4,683,195 - Issued: July 28, 1987 Process for Amplifying, Detecting, and/or Cloning Nucleic Acid Sequences	EP 0 200 362

6,040,166 - Issued: March 21, 2000 Kits for Amplifying and Detecting Nucleic Acid Sequences, Including a Probe

6,197,563 - Issued: March 6, 2001 Kits for Amplifying and Detecting Nucleic Acid Sequences

6,514,736 - Issued February 4, 2003 Kits for Amplifying and Detecting Nucleic Acid Sequences

4,683,202 - Issued: July 28, 1987 Process for Amplifying Nucleic Acid Sequences	EP 0 201 184

4,96.5,188 - Issued: October 23, 1990 Process for Amplifying, Detecting, and/or Cloning NA Sequences Using a Thermostable Enzyme

5,219,727 - Issued: June 15, 1993 Quantitation of Nucleic Acids Using the Polymerase Chain Reaction	EP 0 497 784

5,476,774 - Issued: December 19, 1995 Quantitation of Nucleic Acid Using the Polymerase Chain Reaction

5,322.770 - Issued: June 21, 1994 Reverse Transcription with Thermostable DNA Polymerases	EP 0 506 889

5,641,864 - Issued: June 24, 1997 Kits for High Temperature Reverse Transcription of RNA

5,407.800 - Issued: April 18, 1995 Reverse Transcription With Thermus thermophilus Polymerase

5,310,652 - Issued: May 10, 1994 Reverse Transcription With Thermostable DNA Polymerase

APPENDIX 1

U.S. Patent No. 5,057,410	Chimeric Messenger RNA Detection Methods

LS. Patent No. 5,176,995	Detection of Viruses by Amplification and Hybridization

U.S. Patent No. 5,210,015	Homogeneous Assay System Using the Nuclease Activity of a Nucleic Acid Polymerase

U.S. Patent No. 5,389,512	Method for Determining the Relative Amount of a Viral Nucleic Acid Segment in a Sample by the Polymerase Chain Reaction

U.S. Patent No. 5,487,972	Nucleic Acid Detection by the 5’-3’ Exonuclease Activity of Polymerases Acting on Adjacently Hybridized Oligonucleotides

U.S. Patent No. 5,804,375	Reaction Mixtures for Detection of Target Nucleic Acids

APPENDIX 2        SUMMARY ROYALTY REPORT FOR THE PERIOD                                      TO

Royalties to Roche/Basel for Sales in Europe	Royalty Rate(s): [***] to 12/31/05, [***] thereafter

Licensee: Cepheid	Contract No: 12242	Effective Date: July 1, 2004

Royalty Product	Number of Product Units Sold or Transferred	Cumulative Gross Sales of Royalty Product	Deductions Allowed* (Explain)	Net Sales	Royalty Due

Check here if there were no Sales for this period			Total Royalty Earned
Royalty Payment Due

I hereby certify the information set forth above is correct and complete with respect to the amounts due under the applicable license agreement.

By:	Title:	Date:
(authorized signature)

Name (please print):

Send report to: KPMG Fides, Steinengraben 5, CH-4003 Basel, Switzerland, to the attention of: Licensing Trustee, Fax: +41 61 286-9401

Send payment to: Credit Suisse, Basel, Switzerland, Account No. 0504-920654-62, Swift Code: CRESCHZH80A, IBAN: CH79 0050 4092 0654 6200 0 Reference: Contract No. 12242, payment period

APPENDIX 2        SUMMARY ROYALTY REPORT FOR THE PERIOD                                      TO

Royalties to Roche/Basel for Sales in Europe	Royalty Rate(s): [***] to 12/31/05, [***] thereafter

Licensee: Cepheid	Contract No: 12242	Effective Date: July 1, 2004

Royalty Product	Number of Product Units Sold or Transferred	Cumulative Gross Sales of Royalty Product	Deductions Allowed* (Explain)	Net Sales	Royalty Due

Check here if there were no Sales for this period			Total Royalty Earned
Royalty Payment Due

I hereby certify the information set forth above is correct and complete with respect to the amounts due under the applicable license agreement.

By:	Title:	Date:
(authorized signature)

Name (please print):

Send report to: KPMG Fides, Steinengraben 5, CH-4003 Basel, Switzerland, to the attention of: Licensing Trustee, Fax: +41 61 286-9401

Send payment to: Credit Suisse, Basel, Switzerland, Account No. 0504-920654-62, Swift Code: CRESCHZH80A, IBAN: CH79 0050 4092 0654 6200 0 Reference: Contract No. 12242, payment period

APPENDIX 2        SUMMARY ROYALTY REPORT FOR THE PERIOD                                      TO

Royalties to Roche/Basel for Sales in Europe	Royalty Rate(s): [***] to 12/31/05, [***] thereafter

Licensee: Cepheid	Contract No: 12242	Effective Date: July 1, 2004

Royalty Product	Number of Product Units Sold or Transferred	Cumulative Gross Sales of Royalty Product	Deductions Allowed* (Explain)	Net Sales	Royalty Due

Check here if there were no Sales for this period			Total Royalty Earned
Royalty Payment Due

I hereby certify the information set forth above is correct and complete with respect to the amounts due under the applicable license agreement.

By:	Title:	Date:
(authorized signature)

Name (please print):

Send report to: KPMG Fides, Steinengraben 5, CH-4003 Basel, Switzerland, to the attention of: Licensing Trustee, Fax: +41 61 286-9401

Send payment to: Credit Suisse, Basel, Switzerland, Account No. 0504-920654-62, Swift Code: CRESCHZH80A, IBAN: CH79 0050 4092 0654 6200 0 Reference: Contract No. 12242, payment period